Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3/ASR No. 333-190951) and related Prospectus of DryShips Inc. for the registration of its Senior Secured Notes due 2017 and to the incorporation by reference therein of our reports dated February 21, 2014 with respect to the consolidated financial statements and schedule of Ocean Rig UDW Inc., and the effectiveness of internal control over financial reporting of Ocean Rig UDW Inc. included in the Annual Report (Form 20-F) of Ocean Rig UDW Inc. for the year ended December 31, 2013.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

October 1, 2014